Contract

for

Content Hosting and Services
“Applications and Games Service”

between

Vodafone D2 GmbH
Am Seestern 1
40547 Düsseldorf, Germany

-hereafter known as “VF D2” -

and

Twistbox Games Ltd & Co KG
Lohbachstr. 12
58239 Schwerte
Germany

- hereafter known as the “Vendor” -

- both hereafter referred to jointly as “Parties” -

August 2007	Commercial in Confidence - Not for Disclosure

CONTENTS:

		Page:
A. General		5

1.	Preamble	5

2.	Subject Matter of Contract	5

3.	Scope of Service	6

4.	Content Handling	6

5.	Service Development	8

6.	Operating the Service	8

7.	Reporting and License Administration	9

8.	Further Development	9

9.	Prices, Payments	10

10.	Contracts of Service	11

11.	Surety for VF D2	12

B.	Contractual Services	13

12.	Characteristic of the Services	13

13.	Vendor Personnel	14

14.	Crisis Management	14

15.	Certification, Quality Indicators	14

16.	Other Testing by Vendor	15

17.	Deadlines, Delays, System Failures	15

18.	Warranty, Liability	16

19.	Compensation for Loss of Sales	18

20.	Monitoring of Performance of Service	18

C. Acceptance and Further Procedure		19

21.	Acceptance	19

22.	Contractual Penalty for Faults during Acceptance	20

23.	Services	11

24.	Environmental Legal Provisions, Waste Disposal	20

25.	Compliance with Human Rights Principles	21

26.	Rights to Services Performed, Results of Work, and Means of Work	21

D. Other		23

27.	Third-Party Rights	23

28.	Contractual Penalties	23

29.	Contact Persons	24

30.	Obligation to Cooperate	24

31.	Confidentiality, Data Protection	24

32.	Sub-Contractors, Third Parties	26

33.	Insurance	26

34.	Prohibition of Transfer of Claims	26

35.	Term of Contract, Termination	26

36.	Period of Limitations	27

37.	Changes to Services	28

38.	Site of Fulfillment, Court of Jurisdiction	29

39.	Applicability for Other Vodafone Companies	29

40.	Applicable Law, Requirement of Written Form, Severance Clause	29

A. General

1. Preamble

Only the German version of this document is authoritative.

VF D2 is a mobile phone network operator and provides end customers and others a range of value-added services and products. The vendor, as a specialized service provider for mobile network operators and other business customers, develops and operates mobile value-added solutions. VF D2 intends to use individual or multiple added-value service solutions provided by the vendor for company purposes. VF D2 also intends to draw on the experience gained from working with the vendor for the benefit of the Vodafone Group, i.e. for all the Vodafone Group Pic’s direct and indirect subsidiaries, insofar VF D2 views this as pertinent in each specific case. In this context, and to achieve these goals, the parties agree on the following contractual terms and conditions.

2. Subject Matter of Contract

2.1
The subject matter of this contract is to acquire the hosting and provide the following products to end customers, including their further development (hereafter “contractual services”): Applications and games that end customers download to their mobile phones or play on line without the option of storing (hereafter “contractual products”), including design and hosting of the related WAP and WEB pages. The details are contained in the attachments to this contract, especially in the “Specifications” attachment.

2.2
Services shall be provided via a number of sales channels, especially the Vodafone WAP portal and also WEB portals. The details are contained in the attachments to this contract, especially in the “Specifications” attachment.

2.3	This contract governs the vendor’s provision of the infrastructure and application for use by the customer via the VF D2 network, and all rights and obligations resulting from this for the parties.

2.4
The vendor assumes responsibility for content handling including the clarification of rights, pursuant to the requirements in the “Specifications” attachment. VF D2 and the vendor shall jointly agree on the focus of content design and optimize it according to the sales figures achieved. In the event of disagreement, VF D2’s decision is binding.

2.5	The vendor shall - if desired by VF D2 - conclude contracts with content partners to be named by VF D2 and design an attractive and up-to-date portfolio.

2.6	If nothing to the contrary is agreed, all services provided by the vendor to VF D2 shall be offered to the customer in the name of VF D2.

3. Scope of Service

3.1
The vendor shall provide, at no additional cost, the infrastructure and application for customer use as well as a complete and error-free integration of vendor systems with all relevant systems belonging to VF D2, the Vodafone Group (e.g. GSP) and / or any third-party partners specified by VF D2. This shall apply irrespective of whether the vendor, and / or third parties, were involved in the creation of the existing relevant VF D2 systems.

3.2
The vendor also undertakes to integrate, at no extra cost, a fully functional test version of every service in the multi-vendor test center operated jointly by VF D2 and vendors, which consists of a technical model of the VF D2 mobile network.

3.3
If the technical specifications set down in this contract, including attachments, are incomplete, the vendor shall nevertheless be obligated to implement the services, such that the results are functional and complete, conforming both with latest technology and all other clauses in this contract. If the aforementioned specifications are not suited to achieve service goals or contain errors, the vendor shall notify VF D2 of this, suggest any adjustments or changes needed to achieve the service goals, and implement these, should VF D2 demand, at no additional cost. Where software is used and no agreement has been made to the contrary, the vendor shall use the newest version of the respective software.

3.4
The vendor shall, for every service performed, provide at no extra charge operating instructions, documentation, interface descriptions, and other information required by VF D2 for use, support, maintenance and repair of the contractual services, as well as for understanding how they function.

3.5
The vendor shall provide training sessions and training documents for training the relevant VF D2 personnel (e.g. in Customer Care, Product Management, Partner Integration) as well as for third-party partners, where applicable. This shall also apply for when launching new releases.

4. Content Handling

The vendor shall also take responsibility for content handling, and in certain cases, if desired by VF D2, for acquiring and supplying an attractive portfolio of the contractual products. The number of, and details pertaining to, the products to be provided at the start, or in the course of time, is set down in the “Specifications” attachment. The vendor shall acquire the portfolio as follows:

4.1	The vendor shall himself acquire licenses for customer use of the contractual products, if this is desired by VF D2 in specific cases. The vendor shall follow VF D2’s specifications in doing so.

4.2
The vendor hereby transfers to VF D2 the non-exclusive right to offer and advertise the contractual products for which the vendor obtained licenses in the Vodafone-live! Portal and in the Vodafone internet presence, and to make them publicly available via downloads to customers of Germany mobile network providers, service providers pursuant to the Telecommunications Act (TKG), and mobile virtual network operators, such that users can determine themselves place and time of access. This includes, in the case of a download, the right to grant users the right to duplicate and save contractual products to their mobile end devices. The right to advertise the contractual products in all media is also transferred to VF D2. Due to potential non-concurrence on the part of licensers regarding advertising (product endorsement by artist), VF D2 shall inquire about advertising in media other than Vodafone Live! in good time to obtain written approval by the vendor or the licenser.

4.3
VF D2 itself owns licenses for the contractual products, which VF D2 acquired from licensers. VF D2 hereby grants - as far as possible - the vendor the right to store the contractual products for which VF D2 acquired licenses on the vendor’s servers for use as downloads. The vendor shall be obligated to observe all rules of the VF D2 licenser regarding the contractual products, and to perform for VF D2 any contractually-agreed release processes etc.

4.4
The vendor shall provide the licensers the options for delivering data for the contractual products specified in the “Specifications” attachment. The vendor shall describe these delivery processes in detail in a document that either vendor or VF D2 shall supply to the licensers.

4.5
The vendor shall optimize for downloading the data delivered pursuant to section 4.4. The vendor shall also ensure that all end devices listed in the “Specifications” attachment shall be supported for the contractual services, by the dates named therein. VF D2 shall provide the vendor with an updated version of this list at regular intervals, and notify the vendor in good time of any end devices added. The vendor shall support the latest versions of the listed end devices for contractual services.

5. Service Development

The vendor shall develop the platform for the contractual service to conform with VF D2 specifications. The following points are especially important:

5.1	The service’s scope of function at time of launch shall comply with the specification in the “Specifications” attachment.

5.2	The navigation for the service as well as the page displays shall comply with the contract attachments and require clearance from VF D2 in the framework of integration preparation.

5.3
The link to VF D2 content tracking system shall conform with the specifications for the Integrated Purchase Page (IPP) interface contained in the “Specifications” attachment. If needed, the vendor shall implement a link to additional billing systems used by VF D2 (such as credit card, online payment).

5.4	The vendor shall ensure that categorization of the contractual products conforms with the specifications set down by VF D2.

5.5	The vendor shall always protect the contractual products against non-permitted storing, copying or forwarding according to the relevant VF D2 specifications.

5.6
The vendor shall - if nothing to the contrary is stipulated - implement the integration in the Vodafone-live! portal pursuant to the specifications regarding PML authoring contained in the “Specifications” attachment.

5.7
Where the specifications and instructions provided by VF D2 are not suited to achieve service goals or contain errors, the vendor shall notify VF D2 of this, suggest any adjustments or changes needed to achieve the service goals, and implement these, should VF D2 demand, at no additional cost.

6. Operating the Service

The vendor shall hold full responsibility for the technical and content-related operation of the contractual service. This comprises the following:

6.1	The vendor shall be responsible for hosting the service and all contractual products. Requirements relating to technical availability etc. are specified in the “Service Level Agreement” attachment.

6.2	The vendor shall regularly consult with VF D2 on the guidelines for content design. A detailed description of this is contained in the “Specifications” attachment.

6.3	The vendor shall regularly update the service portfolio or contents. A detailed description of this is contained in the “Specifications” attachment.

6.4
Where the specifications as described are not suited to achieve service goals, or contain errors, the vendor shall notify VF D2 of this, suggest any adjustments or changes needed to achieve the service goals, and implement these, should VF D2 demand, at no additional cost.

7. Reporting and License Administration

The vendor, in the framework of the contractual service, shall process the transaction data collated for the following purposes:

7.1
The vendor shall regularly provide VF D2 with the statistics and management reports listed in the “Specifications” and “Service Level Agreement” attachments in electronic form and, if needed, in writing.

7.2
The vendor shall transfer all types of invoices relating to the licenses for the contractual products (such as for GEMA, licensers and other partners) - either in its own name to the relevant third parties, within the time limit specified in the respective agreements, or in the case of VF D2 license agreements, to VF D2 within the time limit specified, and to answer any related queries from third parties or VF D2. The vendor shall be responsible for complying with all other contractual obligations arising from its own license agreements, as well from vendor’s obligations arising from VF D2 license agreements, in providing the contractual services. Provided that the vendor shall not be responsible for any financial obligations owed by VF D2 to any third parties.

7.3	The vendor shall pay the license payments resulting from these invoices within the time specified, on receipt of correct licensers’ invoices.

8. Enhancement

The vendor and VF D2 shall enhance the contractual service on a continual basis, as follows:

8.1
The vendor shall continually enhance the contractual service, in mutual agreement with VF D2, at no additional charge. In order to protect VF D2’s first mover status, the vendor shall implement for VF D2 at an early point in time additional features made possible by technological progress, introduced by VF D2 competitors, required by the VF Group in the framework of cross-concern product planning, or implemented by the vendor for other customers.

8.2
For this purpose, the vendor and VF D2 shall hold a joint workshop once a month, unless otherwise agreed. The vendor shall record the result of this workshop in the form of a specification together with a project plan for implementation, and send it to VF D2 for clearance. In the event of clearance being refused, the vendor shall improve the specification and project plan to incorporate the wishes of VF D2.

8.3	On clearance being given, the vendor shall proceed with implementation pursuant to project plan and to this contract.

9. Prices, Payments, Audit

9.1
The prices are specified in the “Prices and Discounts” attachment to this contract. Prices are exclusive of sales tax and in euros if not otherwise specified. All contractual services are paid for according to the “Prices and Discounts”, and the “Consulting, Prices and Service” attachments.

9.2	The prices or revenue share agreed cover all the vendor’s costs arising in connection with service performance.

9.3
If the vendor draws certain parts of a service from a third party, according to agreement or stipulated by VF D2, the vendor shall be obligated to pass on to VF D2 purchase price savings arising in business with a third party, subsequent to agreement on the applicable price between the vendor and VF D2. Any price mark-up made for the vendor’s purchase price shall be shared proportionally.

9.4	VF D2 shall pay the contractual fee to the vendor within 30 days of receipt of a correct invoice.

9.5	If the vendor does not dispute the correctness of the usage overviews provided by VF D2 within a year of their receipt, they shall count as correct and binding for the vendor.

9.6	The invoice must contain the vendor’s tax number and sales tax certificate.

9.7	Payment by VF D2 shall not imply any agreement with the invoice.

9.8
VF D2 will keep accurate and complete records in accordance with generally accepted accounting principles in order to determine the accuracy of the payments, and retain such records for at least three (3) years following their generation. As long as the vendor is providing services to VF D2 under the terms of this contract, the vendor or its legal representative will have the right, subject to ten (10) days prior written notice to VF D2, to audit, and review all applicable records and accounts once each calendar year during VF D2’s normal business hours. VF D2 will pay to the vendor all amounts discovered to be due to vendor as a result of any audit within thirty (30) days of invoice. In addition, in the event any such audit by vendor reveals a discrepancy of 10 percent (10%) or more in vendor’s favor, VF D2 will pay all reasonable costs of the vendor’s audit, and such costs shall be added to vendor’s invoice for amounts due.

10. Services

10.1	If VF D2 orders additional advisory or consulting services to which contract of service laws apply, the terms of this contract are valid as stipulated above, except for the following departures:

10.2	An acceptance procedure shall not take place - with the exception of repair and error elimination services in the framework of an agreement on maintenance services.

10.3	Payments are made at 100% within 30 days of fulfillment of service and due invoicing, on the basis of detailed proof of service.

10.4
If the vendor’s service comprises the commercial supply of temporary workers, the vendor shall guarantee the possession of an unlimited permit for the commercial supply of temporary workers pursuant to section 1, paragraph 1 of the Temporary Labor Assignment Act (German acronym: AÜG), and that the vendor has in the past ensured correct payment of taxes and social insurance contributions and shall continue to do so.

10.5	If payment on a time and material basis has been agreed for individual secondary services, billing shall comply with the “Consulting Prices and Services” attachment.

11. Surety for VF D2

11.1
No later than 6 weeks after the conclusion of this contract, the vendor will place at the disposal of VF D2 an absolute surety that waives the benefit of discussion, to the sum of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros, in a major bank domiciled in the European Union. At the end of the third month after the services are operational in accordance with the milestone plan, the aforementioned surety can be reduced to [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros. At the end of the twelfth month after the services are operation in accordance with the milestone plan, the surety can be reduced to [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros.

11.2
The aforementioned surety shall serve the securing of all VF D2 claims to service fulfillment, and claims arising from breach of vendor duties, especially warranty claims and reimbursement claims. The vendor shall be able to reclaim the surety 24 months after the services are operational.

B. Contractual Services

12.   Characteristics of the Services

12.1
The vendor shall faultlessly perform the services pursuant to the relevant contractual terms. This includes implementation of the latest science and technology available at the point in time of service fulfillment to the extent relevant for the respective services.

12.2	Furthermore, the services shall comply with the principles of good business sense, with the principles of correct accounting and, where applicable, with the principles of correct data processing.

12.3
The vendor’s services shall meet all the technical specifications as defined by VF D2, pursuant to the latest version of the specifications. The delivery shall conform to the agreed specifications, and comply with all relevant laws, ordinances, rules and norms, especially regarding technical safety, workplace and health safety, and protection of the environment and fire prevention.

12.4
If due to technical or legal circumstances, it becomes urgently necessary to change the scope of service, or to depart from the aforementioned terms, the vendor shall notify VF D2 of this immediately orally and in writing, and immediately instruct VF D2 about viable potential solutions, and agree any changes with VF D2. VF D2 shall not be obliged to accept any detrimental price alteration resulting from such changes. Any warranty claims and / or claims for payment of contractual penalties shall remain unaffected.

12.5
The vendor shall inform VF D2, at no extra charge, of changes in the state of science and technology, and of products that have become important in the market and might affect the contractual services. The vendor’s obligation pursuant to section 8.1 shall remain unaffected.

12.6
The vendor shall guarantee that services are interoperable with VF D2 IT systems as they were at the time that the vendor gained knowledge of them, or, pursuant to contractual terms between the parties, should have gained knowledge of them.

12.7	Connection of third-party computers or systems (especially PCs, laptops, servers etc.) to the VF D2 company network is not permitted.

13. Vendor Personnel

13.1	The vendor shall be obligated to deploy qualified personnel, sufficient in number for contract implementation.

13.2
The vendor shall, at own expense, regularly train employees entrusted with contract implementation, in order that all services comprising contract implementation retain a consistent level of quality over the whole duration of implementation.

13.3	If the vendor performs services on VF D2 premises, the vendor shall immediately inform VF D2 of any workplace injuries to vicarious agents.

14. Crisis Management

14.1
To avoid major threats to the error-free functioning and utilizability of the VF D2 network, i.e. crises, VF D2 conducts business continuity planning pursuant to BS7799 / ISO IEC 17799. These processes enable VF D2 to be prepared in advance for a crisis.

14.2
In order to safeguard delivery and performance during or after a crisis affecting VF D2 and / or the vendor, the vendor is obligated to implement similar or equivalent processes describing and securing all relevant activities and the vendor’s crisis management in such situations.

These processes shall describe how the vendor will respond in specific situations, such as malfunctioning of the VF D2 network, or a vendor production halt due to natural catastrophe or fire.

The vendor is obligated to document these processes in written form and to check them regularly regarding their capacity to function. The vendor shall, on request, make this documentation available to VF D2.

15. Certification, Quality Indicators

15.1
The parties agree that the vendor shall implement a properly documented quality management system that meets the EN ISO 9001:2000 standards. All services, products, projects, and processes will be implemented according to the guidelines of said quality management system.

15.2	The vendor shall be obligated to comply with the quality standards specified in the “Example: ASP Quality Requirements” attachment.

15.3
The parties shall agree on quality indicators for all services to be performed by the vendor. The vendor shall guarantee conformity with these. This shall hold in particular for all specifications in the contractual agreements relating to speed, absence of faults, data throughput, admissible downtimes and response times.

16. Other Testing by the Vendor

16.1
The vendor shall regularly test the services’ conformity with the contract, especially regarding compliance with the quality indicators, and shall document the test results in writing in meaningful test logs. The vendor shall retain these test logs for a period of two years from the date of their respective compiling. VF D2 shall have the right to view any or all of these test protocols at any time or request the submission of photocopies.

16.2	If nothing to the contrary is agreed for specific cases, tests shall be performed once a month.

17. Deadlines, Delays, System Failures

17.1
The vendor shall perform all services on time, and, in particular, meet all agreed service deadlines. Deadlines for providing a defined acceptance procedure shall also be regarded as service deadlines. If it should transpire that the performance of a (component) service on time is, for what ever reason, not possible, the vendor shall be obligated to notify VF D2 of this immediately, orally and in written form by fax, together with details of the reasons. The obligation pursuant to sentence 1 remains unaffected by this.

17.2
Service performance deadlines are, in particular, specified in the “Milestones” and “Specifications” attachments to this contract. The legal consequences of non-compliance with the service performance deadlines specified in the aforementioned attachment shall only take effect in cases where, for the respective service, VF D2 had an obligation to co-operate of more than negligible extent, if the vendor was to blame for the tardiness. In all other cases, the vendor need not have been at fault for the legal consequences to take effect.

17.3
For service deadlines, a contractual penalty of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros per day the deadline is exceeded shall become due and payable during the first 14 days, with a penalty of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros for each day hereafter, not to exceed a total for a single instance of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros. The same shall apply if no deadline has been agreed, but VF D2 has set the vendor a reasonable time period for performing the service, and this has expired without any result.

17.4
For service downtime, the vendor shall pay VF D2 the following contractual penalty: On availability falling short of the agreed level as per Section 3.3 of the SLA, the contractual penalty shall comprise [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros for every further started hour of system downtime / system impairment. The contractual penalty shall not exceed [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros for an individual case, irrespective of the total duration of system failure / impairment. The terms of the “Service Level Agreement” attachment to this contract, as well as vendor obligations connected to them pursuant to this contract, shall remain unaffected.

17.5
In the event of the vendor’s failure to meet the agreed deadlines, modification / revision by the parties of the schedule originally agreed upon shall not affect the vendor’s obligation to pay contractual penalties resulting from failure to comply with the original schedule.

17.6	Legal rights are not affected by tardy or unperformed services. Temporary hindering of service performance shall also constitute tardiness in the legal sense.

18. Warranty, Liability

18.1
The vendor shall be liable for breach of duty pursuant to legal provisions, without any restriction. This means that, in the event of breach of duty, in particular in the event of deficient service performance, VF D2 can make the following claims for:

•	Subsequent performance, including reimbursement of costs arising for VF D2 in connection with the subsequent performance.

And, where sufficient legal grounds exist, for:

•	Reduction in fee or

•	Compensation for wasted expenditure or

•	Reimbursement of costs arising from self- performance

•	Rescission of the contract and / or

•	Compensation instead of service performance or

•	Compensation for wasted expenditure.

Otherwise, the terms of the following clauses shall apply.

18.2	In the event of subsequent performance, VF D2 shall have the right to choose between rectification of defects and reperformance.

18.3
In the event of breach of duty, the vendor shall be obligated to provide VF D2 written notification of what measures are required to prevent such breach of duty occurring in the further course of service performance.

18.4
In the event of breach of duty by the vendor, and after expiry without result of a subsequent deadline set for the vendor by VF D2, VF D2 can take upon itself elimination of the consequences of the breach of duty, or have them eliminated by a third party, at the expense of the vendor. If documents or data in possession of the vendor are required for this, the vendor shall immediately render these free of charge to VF D2. If third party rights prevent such elimination, the vendor is obligated to indemnify VF D2 against claims resulting from these rights.

18.5
VF D2 shall only be obligated to serve notification of defects, pursuant to German Commercial Code (HGB) section 377, if a defect was identifiable in the framework of an appropriate quantity of random sample tests. Notification of defects can be made within 6 weeks; payment made by VF D2 shall not constitute acceptance of the services.

18.6
The warranty period for defect claims shall comprise 24 months, commencing with the complete and unreserved acceptance (final acceptance) of the last (component) service to be accepted pursuant to this contract.

18.7
If the vendor provides VD D2 services free of charge pursuant to section 2.1, for instance for test purposes, the aforementioned rules shall apply, even in the event that the vendor does not expressly refer to this contract.

18.8	Contractual Penalty for Tardy Fault Elimination

Irrespective of the aforementioned rights, the vendor shall be obligated to comply with the “Service Level Agreement” attachment to this contract without any separate fee being paid to the vendor by VF D2.

If the established deadlines for a workaround or the elimination of faults are exceeded (depending on which event occurs first), a contractual penalty according to the table below shall become due and payable.

The amount of the penalty is determined on a per-fault basis depending on the classification according to priority or the highest escalation level reached before the fault was eliminated.

Contract Penalty for Each Time the Escalation Level is Reached (According to SLA Attachment)
Fault Priority (according to SLA attachment)	Escalation Level I	Escalation Level II	Escalation Level III
Priority 1	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €
Priority 2	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €
Priority 3	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €
Priority 4	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]- €

In case a fault is not eliminated within the established time period, a one-time contact penalty shall apply. The contract penalties are due and payable at the end of each 12-month period.

Example - Priority 1

Problem: The platform is down for 5 hours.

The penalty is calculated as follows: One-time penalty of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] Euros due and payable at the end of the 12-month period.

19. Compensation for Loss of Sales

19.1
The vendor shall be liable to pay compensation - irrespective of other rights connected to vendor’s breach of duty pursuant to this contract - but shall be afforded opportunity for reperformance, or set another deadline. In the event that a fault in the service performed by the vendor should cause components in the VF D2 mobile network to fail, and consequently VF D2 to suffer loss of sales directly attributable to vendor’s breach of duty, then the vendor shall not be afforded opportunity for reperformance, or set any other deadline.

19.2	All contractual or other penalties payable by the vendor as a direct result of the respective fault in service are offset against the loss of sales.

19.3	For any compensation for the loss of sales, VF D2 must prove that the vendor caused the damages.

20. Monitoring Performance of Service

20.1
VF D2 shall have the right to monitor at all times service performance by the vendor, in particular the installation of IT systems in the VF D2 network. Both parties shall bear the costs they respectively incur themselves.

20.2
The vendor shall be obligated to demonstrate to VF D2 the functionality of the services being performed, on demand and upon reasonable prior notice during normal business hours at the vendor’s place of business. The vendor shall ensure that competent personnel are present at the demonstration to answer questions from VF D2 connected with the demonstration quickly and accurately.

C. Acceptance and Further Procedure

21.   Acceptance

21.1
Work performed by the vendor - except the services provided under contracts of service defined in this contract - shall require acceptance by VF D2, or third parties on behalf of VF D2. Acceptance of services - comprising multiple successive acceptance tests - is regulated in the “Specifications” attachment and “ASP Quality Requirements” attachment. In the framework of the acceptance procedure, in particular the following different declarations of acceptance may be made:

•
Conditional Acceptance - under reservation of all rights - shall be granted if, by this point in time, all tests specified have been passed successfully, and no Category 1 or 2 faults have been identified, or if the vendor’s respective service has been in commercial use for VF D2 longer than 2 weeks. Commercial use occurs when VF D2, directly or through vendors acting in its name, provides all end customers and potential end customers services based on the respective work performed, without these customers receiving notification of any technical restrictions.

•	A further acceptance, called Final Acceptance, shall be given if no Category 1, 2 and 3 errors exist any longer.

21.2
For component services, a final acceptance as defined above, independent of acceptance of individual component services, can only be granted subsequent to a final acceptance test of the interaction of the component services, in particular of hardware and software, including interfaces. If the entire work is divided into different phases, where the component service for the individual phase can stand alone, a project-specific supplementary agreement can agree on final acceptance for the respective stand-alone phases.

21.3	The vendor shall give VF D2 20 working days advance warning of completion of work for the individual acceptance tests, in written form by fax.

21.4	VF D2 warranty rights shall commence with the vendor’s presenting a service (a component service) for acceptance. The terms of section 18.6 are unaffected by this.

22. Contractual Penalty for Faults during Acceptance

22.1	If faults in the work are identified during acceptance, the vendor shall be obligated to pay a contractual penalty, the amount of which shall be calculated as follows:

• According to type and number of defects, a points score shall be calculated according to the following formula:

N=3X+2Y+Z

where:

N is the total points value,

X is the number of Priority 1 errors,

Y is the number of Priority 2 errors,

Z is the number of Priority 3 errors.

Errors are divided into the respective priority categories pursuant to the “Service Level Agreement” attachment to this contract or a corresponding attachment of the respective project-specific supplementary agreement.

• If the above formula give a value for N equal or greater to 20, the contractual penalty shall be:

N= at least:
20	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros
25	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros
30	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] euros

22.2	The acceptance evaluation applies to the system as it is provided for the RFA (Ready for Acceptance) milestone.

22.3
Contractual penalties paid shall be balanced against any VF D2 claims for damages arising from the same cause in law; otherwise VF D2 warranty rights of all kinds shall not be affected by the contractual penalty mentioned above.

23. Environmental Legal Provisions, Waste Disposal

23.1
The vendor shall indemnify VF D2 against any liability relating to its failure to comply with material applicable laws for the protection of the environment that apply to the services performed by vendor under this Contract.

23.2
If the legal provisions adduced in the following are applicable, the vendor shall assume the responsibility of a producer pursuant to the German Battery Ordinance and Directive 2002/96/EG of the European Parliament and Council of 27 January, 2003, on Waste Electrical and Electronic Equipment including the norms implementing this directive in German law. To this extent, the vendor shall indemnify VF D2 against all costs resulting from the above legal provisions in connection with the contracted work. Furthermore, the vendor shall be obligated to comply with the terms of the Directive 2002/95/EC of the European Parliament and Council of 27 January, 2003, on the Restrictions on Harmful Substances including the norms implementing this directive in German law.

24. Compliance with Human Rights Principles

24.1
The vendor shall undertake to comply with the “Declaration on Fundamental Principles and Rights at Work” accepted by the member states of the International Labor Organization in 1998, and the principles and rights laid down here as well as in the eight core conventions (No. 87, 98, 29, 105, 100, 111, 138, 182) in the context of production and supply for VF D2. Furthermore, the vendor shall undertake to comply with the principles and conditions set forth in the “Ethical Purchasing” attachment.

24.2
Furthermore, the vendor shall undertake, with regard to products and deliveries for VF D2, to only work with vendors or other third parties similarly respecting the rights and principles mentioned above.

25. Rights to Services Performed, Results of Work and Means of Work

25.1
If creations protected by copyright or trademarks are incorporated in the service performed, VF D2 shall acquire a non-exclusive, transferable right of use unrestricted in time, space and content for so long as this contract is valid. This right includes, in particular, use of such creations in own business, or in third-party businesses, as well as its duplication, distribution, showing, exhibiting, transfer via or without telecommunications, editing or modifying as well as a commercial exploitation of the results of the work, even subsequent to their use (such as editing or modifying). In the case of the application of above rule to software, the vendor shall grant a non-exclusive, non-transferable use right to VF D2 related to property rights over the relevant data carriers.

25.2
If the vendor uses third-party software in service performance, and if the license conditions for this exclude provision of exclusive rights for unrestricted use, or restrict such provision, VF D2 shall receive a correspondingly restricted right of use. The vendor shall indicate to VF D2 the existence of such a situation, at the latest on conclusion of this contract.

25.3
VF D2 shall have the right, in all cases, to connect services performed by the vendor, in the case of an IT system, with other VF D2 systems, or to integrate them in other VF D2 systems. This shall apply irrespective of whether the other systems are owned by VF D2, or whether they are operated by a third party on behalf of D2.

25.4
The vendor shall not demand any separate fee for providing these rights described above to VF D2 or to customers of VF D2. The provision of these rights is covered by the fee pursuant to this contract.

D. Other

26. Third Party Rights

26.1
The vendor shall be responsible for its services or any third- party software it supplies being free from third-party rights in Germany or abroad that restrict use of the work by VF D2 as set forth in this contract. The vendor shall not be liable for any infringement of third party rights resulting from changes to the work performed, or to third-party software supplied, by the vendor, made by VF D2 or third parties acting on behalf of VF D2.

26.2
The vendor shall be responsible for seeing that all licenses necessary for use and provision of the contractual products in the framework of the contractual services exist pursuant to the terms of this contract, and shall indemnify VF D2 against third-party claims due to absence of or infringement of the aforementioned licenses.

26.3
The vendor shall be responsible for the proper performance of contractual services relative to end customers, and indemnifies VF D2 against all claims resulting from a breach of duty on the part of the vendor in performing the contractual services.

26.4	Irrespective of the preceding section, the vendor shall be obligated to notify VF D2 immediately in writing on learning of third-party rights.

27. Contractual Penalties

27.1
If the vendor has become liable for a contractual penalty, VF D2 shall be able to enforce this even subsequent to settlement of vendor invoices for the period in which the contractual penalties were incurred. German Civil Code section 341 paragraph 3 shall not apply. This holds irrespective of whether the contractual penalty rule is contained in this contract, or in a supplement, and even if there is no explicit reference to this rule.

27.2	Any contractual penalty payments by the vendor shall be balanced against VF D2 damage claims resulting from the same circumstance as the obligation to pay the contractual penalty.

27.3
If VF D2 makes use of contractual or legal rights of rescission or termination, claims for payment of contractual penalties already forfeited by the vendor at the point of rescission or termination remain valid.

28. Contact Persons

28.1
The vendor shall appoint a project manager and a deputy project manager, who shall prepare all necessary agreements relating to contract implementation, and who can attain decisions promptly. Replacement of the project manager during the term of the contract shall require written agreement in advance from VF D2. VF D2 shall provide such agreement if there is an important reason for replacing the project manager.

28.2	VF D2 shall have the right to demand the replacement of the vendor project manager during the term of the contract.

29. Obligations to Cooperate

29.1	VF D2 shall take all measures to co-operate with service performance by the vendor, to the extent that this is reasonable according to business considerations.

30. Confidentiality, Protection of Data

30.1
Both parties shall be obligated to keep secret from third parties all details of contractual agreements between them. This applies especially to prices. This obligation shall not apply to transferal by VF D2 of information to other members of the Vodafone Group Plc who in their turn shall be obligated to confidentiality.

30.2
In particular, the vendor shall not name VF D2 as a reference customer, or divulge the conclusion of this contract to third parties or to the public, unless VF D2 shall give advance permission in writing.

30.3
Both parties shall assure each other that they shall treat all information divulged to them from the other respective party, and expressly marked as confidential, or the confidential character of which can be deduced from the context, as trade secrets entrusted to them, and shall not divulge them to third parties:

•	unless they were already known to the recipient before the obligation to confidentiality or

•	are generally known or are becoming generally known through no fault of the recipient or

•	they were legally divulged or rendered to the recipient without obligation to confidentiality or

•	it can be proved that the recipient developed them independently or

•	written permission was given to the recipient, clearing them for general circulation, or

•
they were divulged to a financing party in the course of capital financing and for the sole purpose of obtaining said financing, to the extent that the confidentiality agreement in this contract also applies to this third party, or

•	they needed to be divulged due to legal obligations.

30.4
The parties shall apply at least the same degree of care to keep confidential confidential information divulged to them by the other party, that they apply to similarly significant information of their own.

30.5	The party receiving the confidential information shall only give access to it to those personnel requiring it for implementation of the contract.

30.6
If, in the framework of the contractual partnership between the parties, it becomes necessary to entrust third parties with handling confidential information, the party concerned shall request written permission from the other party in advance. This party shall be able to refuse permission, if it is not established that the third party is sufficiently obligated to confidentiality.

30.7
On demand of a contracting party, and at the latest by expiry of the collaboration between the parties, all confidential information of the other party shall be deleted such that it cannot be retrieved, or returned to the other party. Deletion must be confirmed in writing immediately.

30.8
The vendor shall bear in mind that VF D2 is subject to numerous data protection obligations, in particular pursuant to the Federal Act on Data Protection and the Telecommunications Data Protection Ordinance. The vendor shall support VF D2 in meeting these obligations in the framework of the respective contractual agreements. If the vendor recognizes that an IT system to be deployed in the context of contract implementation, and for which the vendor is responsible in the relationship to VF D2, will infringe VF D2 data protection obligations, the vendor shall immediately notify VF D2 of this in writing.

30.9	The vendor shall be authorized to process and store data only as specified by VF D2 in the context of the legal provisions.

30.10	All aforementioned confidentiality and data protection obligations shall continue to apply even after expiry of this contract.

31. Subcontractors, Third Parties

31.1	If the vendor shall involve third parties in the performance of contractual duties, the vendor shall be as liable for their behavior as for it is for its own behavior.

31.2	The vendor shall waive any option of presenting exculpatory evidence pursuant to German Civil Code section 831 paragraph 2.

32. Insurance

The vendor shall be obligated to conclude a third-party insurance for all insurable damages that might be anticipated in the framework of the contract, and to provide VF D2 with documentary proof of this insurance. The vendor shall provide such documentary proof at least once per year without being requested to do so.

The vendor shall be obligated to obtain third-party provided insurance coverage from a qualified recognized insurance company containing errors and omission coverage with at least the stated amount of US[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] per claim and US$[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] in the aggregate.

33. Prohibition of Transfer of Claims

Claims of the vendor arising from this contract shall only be transferred to third parties with the agreement of VF D2.

34. Term of Contract, Termination

34.1
This contract shall come into effect on August 27, 2007 with both parties signing it, and will run for an unspecified time that shall, however, not be less than [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] years. It shall be terminable with at [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] months notice for both parties, to be submitted by 30th June or 31st December of any year, after expiry of the initial term. This shall not affect any right of immediate termination for an important reason.

34.2	An important reason for immediate termination of this contract shall be given

- on a material uncured breach of vendor’s service performance based on the service performance parameters contained in the “Specifications” attachment and “Service Level Agreement” attachment

- if the other party ceases payment, or in case looming insolvency, insolvency or over-indebtedness indicate a significant deterioration in a party’s financial circumstances

- on offering an out-of-court settlement to satisfy the creditors of the other party

- on an application being filed to initiate bankruptcy procedures for the assets of the other party;

- on bankruptcy procedures being opened for the assets of the other party;

The other respective party shall be obligated to notify the party with right of contract termination if grounds for termination should arise; provided, that the other party shall have a reasonable period of time to cure the grounds for termination.

34.3
In the event of termination of this contract, for whatever reason, the vendor shall be obligated to support VF D2 to the best of its ability in continuing operation of the service for a commercially reasonable period of time and subject to the parties entering into a separate agreement regarding vendor’s fees for the provision of such support. This shall apply irrespective of whether VF D2 intends to operate the service after contract termination, or to have a third party operate it.

34.4
Support to be provided by the vendor pursuant to the preceding section shall encompass transfer by the vendor of all information, especially parameter settings, monitoring settings, operating rules, reporting indicators etc. at no extra charge for VF D2. The vendor shall be obligated to keep available, at all times, relevant and up-to-date information for this purpose.

34.5
The vendor shall also be obligated, in the event of termination, or any other ending of the contract, to transfer to VF D2, or a third party specified by VF D2, all files for the contractual products, including metadata, as well as any customer data collated during the period of contract. The details of this electronic transfer shall be jointly defined in good time prior to termination of the contract.

34.6
If termination of contract means that further operation of the service for VF D2, which is necessary for VF D2 business operations, is impossible and / or pointless in business terms, VF D2 shall have the right to demand from the vendor that the agreed services be continued for, at the most, one year subsequent to contract end. In this case, the parties will agree to other contractual terms based on fair market terms and conditions for such continued support.

34.7	Termination of contract, for whatever reason, must be submitted in writing.

35.   Period of Limitations

35.1
The period of limitations for payment claims on the part of the vendor arising from this contract shall comprise three (3) years, commencing with the start of the period of limitations as specified in law.

35.2
For all claims, the periods of limitations laid down by the German Civil Code section 438, paragraph 1, no. 3, section 634a, paragraph 1, number 1, and section 479, paragraph 1, all comprise (3) three years, including claims arising from defects of title. Section 15.7 of the General Conditions of Purchase of IT Services shall be governed by this section 35.2.

36.   Changes to Services

36.1	Changes to the agreed scope of service shall be agreed in a written supplement to this contract.

36.2
Change requests shall be submitted in written form to the contact person of the other respective party. The vendor shall examine change requests by VF D2 as a rule within one working day, at the latest, however, within five working days, and work out the effects of the changes in terms of functions, schedule and prices, and detail them in writing in a supplementary proposal. If the change request is labeled urgent by VF D2, then the aforementioned deadline shall comprise one working day. The price calculation shall be presented transparently.

36.3
VF D2 shall examine a supplementary proposal compiled by the vendor free of charge, and notify the vendor within an appropriate period of time, to be agreed case-by-case, whether VF D2 accepts the supplementary proposal. The supplementary proposal shall include in particular: A description of the proposal subject matter and the effects on existing documents and other results, effects on the scope of service as defined, as well as changes to time and material costs, and to the agreed schedule. If VF D2 rejects the proposal, this contract shall be enacted as originally conceived.

36.4
Any change requests made by the vendor shall be examined by VF D2 as a rule within five working days. The vendor shall be obligated to continue work pursuant to the original format, if, and for as long as, no agreement is reached pertaining to a change in the contract. If the vendor believes there are technical arguments against implementation of the contract as it exists, the vendor shall notify VF D2 of these in writing immediately.

36.5
Agreements to suspend work shall be made in mutual agreement and in writing. If nothing to the contrary has been agreed for an individual case, the implementation schedule and deadlines shall be rescheduled to accommodate the interruption.

36.6
The parties shall agree on the personnel and competencies of a joint committee that shall, regularly or irregularly, discuss preceding and future contractual co-operation and that, under defined conditions, can effect contractual changes, or binding decisions, on whether services performed are consistent with the contract.

37. Site of Fulfillment, Court of Jurisdiction

37.1
The site of fulfillment for payment is the VF D2 head office. The site of fulfillment for the vendor’s services is Düsseldorf, or the respective site of deployment of the services, if nothing to the contrary has been agreed.

37.2	Court of jurisdiction for all legal disputes resulting from this contract is Düsseldorf, unless another exclusive court of jurisdiction is specified by law.

38. Applicability for other Vodafone Companies

38.1
The vendor shall declare readiness to allow other companies with Vodafone Group Plc having a direct or indirect stake of more than 25% to enjoy the conditions of this contract as negotiated by the parties based on the location, size, and business volume of such other company, should they wish.

39. Applicable Law, Requirement of Written Form, Severance Clause

39.1
If this contract shall be applied, the entire legal relationship between the contracting parties shall be governed by German law on legal relations between parties domiciled in the Federal Republic of Germany. The parties rule out any application of the Vienna Convention on the Sale of Goods.

39.2	Changes to this contract must be made in written form. This shall also apply to the abrogation or alteration of this requirement to make changes in written form.

39.3
If one clause of this contract should be or become void, a legally valid provision shall replace it, such that it optimally fulfils the declared will of the parties. If such a clause is not obtained, the respective provision laid down by German law shall be valid. The validity of all other clauses shall, however, not be affected by the nullity of one clause.

39.4	If the preceding contract terms contain contradictions, the following order of bindingness shall apply:

• This contract

• The attachments to this contract in numerical sequence.

• The VF D2 General Conditions of Purchase:

The DDP Incoterms 2000 shall supplement these.

39.5	The vendor’s General Terms of Business shall not apply. This shall also hold true in individual cases where such General Terms of Business are not expressly contradicted by VF D2.

39.6
The language of the contract is German. To the extent that German law allows, the parties can draw up parts of the contract in English, and perform contract implementation in English, as far as this is pertinent.

39.7	The attachments to this contract constitute components of the contract. This contract contains the following attachments:

Attachment	1	- Specification

Attachment	2	- Service Level Agreement

Attachment	3	- Quality Requirements

Attachment	4	- Monitoring Alarming

Attachment	5	- Prices and Discounts

Attachment	6	- Consulting, Prices and Services

Attachment	7	- Bank Guarantee

Attachment	8	- Ethical Purchasing

Attachment	9	- Milestones

Attachment	10	- General Conditions of Purchase for IT Services

Düsseldorf, date: 8-27-2007	Schwerte, date: 8-27-2007

/s/ Johannes Becher_______________________	/s/ Ian Aaron
Vodafone D2 GmbH	Twistbox Games Ltd & Co KG

*WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

“Applications & Games Service”	Att.05: “Prices and Discounts”

Request for Quotation
“Applications & Games Service”

Attachment 05:
Prices and Discounts

August 2007	Commercial in Confidence - Not for Disclosure

“Applications & Games Service”	Att.05: “Prices and Discounts”

Contents

1 Basic Revenue Share Model	3
2 Discount	3
Example calculation	3
3 Price Cap	3
4 Additional conditions	3
5 Systems covered by the revenue share	4
6 Service development	5
7 Wire Transfer Instructions	5

“Applications & Games Service”	Att.05: “Prices and Discounts”

The prices shall be quoted according to the following structure:

1 Basic Revenue Share Model

Overall monthly revenue share for Vendor in connection with the services rendered under the Content Hosting and Services Agreement shall be: [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]% (the “Revenue Share”).

The Revenue Share will be calculated based on total service revenue (net price excluding VAT) of VF D2 for all mobile games and application content items directly processed via Vendor’s platform especially including all revenues through single purchase events and subscription models.

The Revenue Share will be retroactively calculated for each month based on the revenue report send through the VF D2 financial department.

2 Discount

The total revenue amount based on the Vendor’s content selected by VF D2 and delivered based on a separate games and applications content Partner Agreement with Vendor and processed via Vendor’s platform will be deducted from the total service revenue as a discount with a ratio of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] before applying the Revenue Share percentage defined above (ref 1.)

All revenues for downloads within subscription models will be calculated as such as a single purchase would have been undertaken based on the valid single purchase prices (net price excluding VAT) for specific content item at time of download.

Example calculation

Assumptions (ficticious month):
VF D2 Total Service Revenue:	EURO [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]
Vendor Total Content Revenue:	EURO [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]
Vendor Total Content Revenue Discount:	EURO [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]	(Explanation: [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2])

Calculation:

Discount = [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

Adjusted Service Revenue = [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

Revenue Share = [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

3 Price Cap

In the event the monthly calculated Revenue Share for Vendor as provider for the platform (ref. 1.) exceeds the price cap EURO [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] the amount exceeding the price cap will be attributed to advertising spend on VF D2’s live! portal with the purpose of promoting Vendor’s Games & Applications content.

The attributable monthly advertising spend will be calculated on a monthly basis and accrued for use at Vendor’s discretion, but within 12 months of accrual.

4 Additional conditions

•	The fulfillment of all requirements of the RfQ is covered by the Revenue Share, including development, integration, customization, quality assurance, maintenance, software e.g. for wrapper, etc.

“Applications & Games Service”	Att.05: “Prices and Discounts”

•	Capacity extensions are covered by the Revenue Share. Capacity extensions of bandwidth/traffic and hardware are included.
•	Features and requirements marked priority 1 or priority 2 have to be ready-for-use on launch date. Priority 3 timeline is below
•	Quality assurance covers an average of 7 titles at about 100 Stock Keeping Units each per week (also included in the Revenue Share).
•
VF D2 SHALL BE ENTITLED TO OFFER TO ITS END USERS EACH MONTH FREE OF CHARGE A NUMBER OF DOWNLOADS NOT TO EXCEED [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] PERCENT [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]% OF THE AGGREGATE NUMBER OF DOWNLOADS AS REPORTED BY VF D2 DURING THE PRIOR MONTH.

FOR EXAMPLE, IF THE TOTAL NUMBER OF DOWNLOADS IN THE MONTH OF SEPTEMBER IS [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] VF D2 MAY MAKE UP TO [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] DOWNLOADS FREE OF CHARGE.
THEREAFTER, VENDOR SHALL BE ENTITLED TO RECEIVE ITS REVENUE SHARE FOR EACH ADDITIONAL FREE OF CHARGE DOWNLOAD CALCULATED BASED UPON AN AVERAGE GAME OR APPLICATION RETAIL PRICE OF 3,99€.
•	VF D2 guarantees to Vendor a minimum of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] new launch slots per month for supplier’s Games in the portal.

Priority 3 timelines

Priority 3 timeline

C2.2.5 UI SVG Support	Q1 2008

C2.5.4 The platform has to have the automated capability to send out specified SMS/MMS to upsell additional content	Available with launch of the service

C2.6.12 The platform has to provide the capability for a MMS-Newsletter	Q1 2008

C2.6.17 Vendor has to provide SMS keyword discovery of content if required by VF D2. The customer receives a (Video) MMS with a video trailer and a deeplink to the purchase page.	Q1 2008

C2.5.6 Delivery into non-VF networks	Q1 2008

5 Systems covered by the revenue share

Systems covered by the revenue share include

System
Production System
Redundant Backup System for Production (Hotswitch)
Testing (MVTC)
Download Test Server

“Applications & Games Service”	Att.05: “Prices and Discounts”

6 Service development

For additional and further service development and change requests not included in Att 1 Specifications or not otherwise included the supplier provides an overall capacity of 33 mandays per month. Unused mandays will be credited up to 12 month.

7 Wire Transfer Instructions

All payments to be made to Supplier by VF D2 shall be made as follows:

Dortmunder Volksbank eG
Zweigstelle der Dortmunder Volksbank (optional)

Address: Kuhstr. 4, 58239 Schwerte
Credit to: Charismatix Ltd. & Co. KG
Account number: 633 030 1700
lban#: DE78 44160014 6330 3017 00
Reference: BIC GENODEMIDOR
Bank Code: 441600 14